Exhibit 99.1

XERIUM TECHNOLOGIES ANNOUNCES CREDIT FACILITY AMENDMENT

RALEIGH, NC, July 2, 2012 — Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today announced that, in a step designed to facilitate the streamlining of its operations, it has secured an amendment to its existing senior credit facility.

“We believe the amendment we obtained will provide the necessary financial flexibility to accelerate certain restructuring opportunities we have been studying under our strategic plan we call “Vision 2015.” When successfully implemented, we feel these restructuring efforts could improve gross margins by approximately 200 to 300 basis points and operating income by up to $20 million annually” said Stephen R. Light, the Company’s Chairman, Chief Executive Officer and President. He added, “We appreciate the active engagement and support of our many lenders who recognized the potential benefits this amendment could bring to the Company.”

The amendment to the credit facility includes, among other changes, the following changes:

•

a change to the definition of Consolidated Operational Restructuring Costs to allow for additional add backs to Adjusted EBITDA up to the lesser of $15,000,000 or the Unused Maximum Consolidated Capital Expenditure Amount (as defined in the Amendment) annually through 2015;

•	a small increase to the maximum leverage ratio covenant for the period beginning the third quarter of 2012 through the fourth quarter of 2013;

•

a change to the definition of Leverage Ratio to permit the netting of up to $25,000,000 of surplus unrestricted cash and cash equivalents held by certain of its foreign subsidiaries against total gross debt, subject to certain limitations;

•

an extended time period, until one year after the effective date of the amendment, in which the Company would owe a 1% prepayment premium in the event the Company refinanced its obligations under the credit facility at lower interest rates; and

•	a 0.75% interest rate increase on the term loans for eighteen months.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE:XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper-clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 31 manufacturing facilities in 14 countries around the world, Xerium has approximately 3,400 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) our financial results could be adversely affected by fluctuations in interest rates and currency exchange rates, for instance a marked decline in the value of the Euro relative to the U.S. Dollar stemming from the European sovereign debt crisis; (2) a sustained downturn in the paper industry, compounded by uncertainty in global economic conditions, could adversely affect our revenues and profitability; (3) market improvement in our industry may occur more slowly than we anticipate, may stall or may not occur at all; (4) variations in demand for our products, including our new products, could negatively affect our revenues and profitability; (5) our manufacturing facilities may be required to quickly increase or decrease production, which could negatively affect our production facilities, customer order lead time, product quality, labor relations or gross margin; (6) our plans to develop and market new products, enhance operational efficiencies, and reduce costs may not be successful; and (7) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended

December 31, 2011 filed on March 14, 2012 and our other SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to current economic conditions, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

Contacts

Xerium Technologies, Inc.

Clifford E. Pietrafitta, Executive Vice President and

CFO, 919-526-1444

IR@xerium.com

Source: Xerium Technologies, Inc.